Exhibit 99

            Technitrol Reports First-Quarter 2003 Results


    PHILADELPHIA--(BUSINESS WIRE)--April 21, 2003--Technitrol, Inc. (NYSE:TNL) reported net earnings of $2.6 million, or $.07 per diluted share, for its first fiscal quarter ended March 28, 2003, including restructuring charges totaling $3.0 million, or $.08 per share, for severance and plant shutdown expenses. (Note: Analysts' earnings per share estimates published on First Call do not include restructuring charges.)
    In the previous quarter, by comparison, net earnings were $4.3 million, or $.11 per diluted share, including special items amounting to a net charge of $0.4 million, or $.01 per share. In the first quarter of 2002, the company reported a net loss of $20.9 million, or $.63 per diluted share, including special charges of $1.8 million, or $.06 per share, for restructuring and $15.7 million, or $.47 per share, for an accounting change.
    Technitrol's consolidated first-quarter 2003 revenues were $122.5 million, compared with $103.1 million in the previous quarter and $93.4 million in the first quarter of 2002.
    Earnings before interest, taxes, depreciation and amortization (EBITDA, defined as operating profit plus depreciation and amortization; see the attached table "Non-GAAP Measures" reconciling this non-GAAP measure with GAAP operating profit) were $8.4 million in the first quarter of 2003, compared with $9.8 million in the previous quarter and ($1.6 million) in the first quarter of 2002, including pre-tax restructuring and other special items amounting to $3.9 million, $0.4 million and $2.7 million in each period, respectively.
    First-quarter 2003 revenues, earnings and EBITDA reflect contributions from the Eldor High Tech Wire Wound Components business since its acquisition on January 9, 2003.
    Net cash (cash and equivalents of $131.2 million less debt of $17.0 million) at March 27, 2003 was $114.2 million. Not including cash payments of $84.5 for the acquisition of the Eldor business, net cash increased approximately $9.9 million during the first quarter. Excluding acquisition-related payments but including the Eldor business, Technitrol's capital spending in the first quarter of 2003 approximated fourth-quarter 2002 levels.

    Pulse

    Pulse designs and manufactures a wide variety of passive magnetics-based electronic components and modules. Pulse's first-quarter revenues, including contributions from the Eldor business since January 9, 2003, were $67.9 million, compared with $53.5 million in the previous quarter and $45.1 million in the first quarter of 2002. Operating profit, including pre-tax charges of $0.6 million for severance expenses, was $5.6 million in the first quarter, compared with $4.0 million (including pre-tax restructuring charges of $0.8 million) in the previous quarter and an operating loss of $6.4 million (including similar restructuring charges totaling $2.1 million) in the first quarter of 2002.
    On a macro basis, customer demand remained fairly consistent, with no sign of significant breakout or pullback. Within product lines, demand for digital subscriber line filters and splitters remained strong, but, as expected, moderated somewhat from the fourth quarter of 2002, when the West Coast dock strike accounted for larger-than-expected order volumes. Pulse continues to successfully leverage its North American leadership in customer premises DSL products into European and Asian markets. Shipments of enterprise data networking components, especially PulseJack(TM) filtered connector modules, again had modest sequential quarter growth, while demand for power conversion and telecommunications infrastructure components was comparable to previous-quarter levels. Sales of television transformers were somewhat slower than expected, due to cautious consumer markets in Europe resulting from the war in Iraq and overall waning European consumer confidence.
    Throughout 2003, Pulse will continue to: expand its product breadth and geographic presence in the broadband access, television and other consumer electronics markets; maintain cost leadership among passive electronic components companies by means of low-cost operating facilities and locations; and enhance prospects for profitable growth through value-creating acquisitions.

    AMI Doduco

    AMI Doduco manufactures a full range of electrical contacts, contact materials and contact assemblies. Revenues for the first quarter of 2003 were $54.7 million, up 10.2% compared with the previous quarter and 13.2% from the first quarter of 2002, each favorable comparison due primarily to a stronger euro versus the dollar in the later period. AMI Doduco's first-quarter operating loss, including pre-tax severance and European plant consolidation charges amounting to $3.3 million, was $2.8 million, compared with losses of $0.3 million (including pre-tax restructuring charges of $1.1 million) in the previous quarter and $0.5 million (including pre-tax restructuring charges of $0.5 million) in the first quarter of 2002. The significant amount of restructuring charges in the first quarter of 2003 reflects the severance of approximately 30 employees in Germany and the final labor settlement for closing a redundant factory in Spain. In addition to restructuring expenses, AMI Doduco's first-quarter profitability was negatively affected by low volumes in North America during January and February, caused by weak economic conditions and resulting in poor fixed cost absorption.
    Unit demand and revenues (net of increases attributable to the euro) for electrical contact products remained steady with the previous quarter in European markets, despite deepening economic woes there. In North America, AMI Doduco experienced a sequential quarter increase in revenue, driven by continued strength in residential construction and early successes in the segment's concerted efforts to increase market share in specific product niches.
    Despite the slow start and the generally inhospitable climate in its end markets, AMI Doduco remains guardedly optimistic about the balance of 2003. Significant programs are under way to reduce manufacturing costs in North American and European operations, accelerate the migration of manufacturing capabilities to China in step with similar moves by customers, and increase market share by leveraging its global capabilities with significant multinational manufacturing customers.

    2003 Outlook

    Technitrol intends to update its 2003 full-year outlook for both revenues and earnings upon completion of its mid-year planning cycle and in conjunction with its annual meeting of shareholders on May 21, 2003.

    Cautionary Note

    Statements in the above report are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. Actual results may differ materially due to the risk factors listed below as well as others listed from time to time in Technitrol's SEC reports including, but not limited to, those discussed in the Company's 10-K report for the year ended December 27, 2002 in Item 1 under the caption "Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995)."

    These risk factors include, but are not limited to, the following:

    -- Cyclical changes in the markets we serve, including the recent contraction, could result in a significant decrease in demand for our products and reduce our profitability.

    -- Reduced prices for our products may adversely affect our profit margins if we are unable to reduce our costs of production.

    -- An inability to adequately respond to changes in technology may decrease our sales.

    -- If our inventories become obsolete, our future performance and operating results will be adversely affected.

    -- An inability to capitalize on our recent or future acquisitions may adversely affect our business.

    -- Integration of acquisitions into the acquiring segment may limit the ability of investors to track the performance of individual acquisitions and to analyze trends in our operating results.

    -- An inability to identify additional acquisition opportunities may slow our future growth.

    -- If our customers terminate their existing agreements, or do not enter into new agreements or submit additional purchase orders for our products, our business will suffer.

    -- If we do not effectively manage our business in the face of fluctuations in the size of our organization, our business may be disrupted.

    -- Uncertainty in demand for our products may result in increased costs of production and an inability to service our customers.

    -- A decrease in availability or increase in cost of our key raw materials could adversely affect our profit margins.

    -- Competition may result in lower prices for our products and reduced sales.

    -- Our backlog is not an accurate measure of future revenues and is subject to customer cancellation.

    -- Fluctuations in foreign currency exchange rates may adversely affect our operating results.

    -- Our international operations subject us to the risks of unfavorable political, regulatory, labor and tax conditions in other countries.

    -- Shifting our operations between regions may entail considerable expense.

    -- Liquidity requirements could necessitate movements of existing cash balances, which may be subject to restrictions or cause unfavorable tax and earnings consequences.

    -- Losing the services of our executive officers or our other highly qualified and experienced employees could adversely affect our business.

    -- Environmental liability and compliance obligations may affect our operations and results.

    -- Public health epidemics such as severe acute respiratory syndrome may disrupt operations in affected regions and affect operating results.

    Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the data networking, broadband/Internet access, consumer electronics, telecommunications, military/aerospace, automotive, and electrical equipment industries. For more information, visit Technitrol's Web site at http://www.technitrol.com.
    Investors: Technitrol's quarterly conference call will take place Monday, April 21, 2003 at 5:00 p.m. Eastern Time. The dial-in number is (651) 291-0344. Also, the call will be broadcast live over the Internet. Visit www.technitrol.com. On-demand Internet and telephone replay will be available beginning at 8:30 p.m. on April 21 and concluding at midnight, April 28, 2003. For telephone replay, dial
(320) 365-3844 and enter access code 681602.


CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share amounts)

                                                     Quarter Ended
                                                    3/28/03   3/29/02
                                                  -------------------
Net sales                                          $122,544  $ 93,420
Cost of goods sold                                   92,123    74,168
                                                   --------  --------
Gross profit                                         30,421    19,252
Selling, general and administrative expenses         23,734    23,479
Restructuring and unusual and infrequent items        3,893     2,658
                                                   --------  --------
Operating profit (loss)                               2,794    (6,885)
Interest expense, net                                  (287)     (241)
Other income (expense), net                             (40)     (416)
Equity earnings in minority-owned investment            272        --
                                                   --------  --------
Net earnings (loss) before taxes and cumulative
 effect of accounting change                          2,739    (7,542)
Income taxes (benefit)                                  105    (2,381)
Net earnings (loss) before cumulative effect
 of accounting change                                 2,634    (5,161)
Cumulative effect of accounting change,
 net of income tax benefit                               --   (15,738)
                                                   --------  --------
Net earnings (loss)                                   2,634   (20,899)

Basic earnings (loss) per share before cumulative
 effect of accounting change                           0.07     (0.15)
Cumulative effect of accounting change                   --     (0.47)
                                                   --------  --------
Basic earnings (loss) per share                        0.07     (0.63)

Diluted earnings (loss) per share before
 cumulative effect of accounting change                0.07     (0.15)
Cumulative effect of accounting change                   --     (0.47)
                                                   --------  --------
Diluted earnings (loss) per share                      0.07     (0.63)

Weighted average common and equivalent
 shares outstanding                                  40,134    33,680




BUSINESS SEGMENT INFORMATION (UNAUDITED)
(in thousands)
                                                       Quarter Ended
                                                    3/28/03   3/29/02
                                                  -------------------
Net sales
   Pulse                                            $67,880   $45,111
   AMI Doduco                                        54,664    48,309
                                                   --------  --------
     Total net sales                                122,544    93,420
Operating profit (loss)
   Pulse                                              5,556    (6,369)
   AMI Doduco                                        (2,762)     (516)
                                                   --------  --------
     Total operating profit                           2,794    (6,885)



FINANCIAL POSITION
(in thousands, except per-share amounts)            3/28/03  12/27/02
                                                  -------------------
                                                  (unaudited)
Cash and equivalents                               $131,207  $205,075
Trade receivables, net                               86,261    65,185
Inventories                                          66,834    60,588
Other current assets                                 21,971    13,878
Fixed assets                                         88,884    64,861
Other assets                                        184,689   138,119
                                                   --------  --------
   Total assets                                     579,846   547,706
Current portion of long-term debt                    11,126    10,667
Accounts payable                                     41,754    28,791
Accrued expenses                                     80,781    69,689
Long-term debt                                        5,921     5,681
Other long term liabilities                          11,783    10,501
                                                   --------  --------
   Total liabilities                                151,365   125,329
Shareholders' equity                                428,481   422,377
Net worth per share                                   10.66     10.53
Shares outstanding                                   40,177    40,130





NON-GAAP MEASURES
(in thousands, except per-share amounts)
                                                   Quarter Ended
                                             3/28/03 12/27/02 3/29/02
                                             -------------------------
                                          (unaudited)
Operating profit                              $2,794   $5,213 $(6,885)
Depreciation and amortization                  5,631    4,634   5,329
                                             ------- -------- --------
EBITDA                                         8,425    9,847  (1,556)

EBITIDA (earnings before interest, taxes, depreciation and amortization) is operating profit plus depreciation and amortization. EBITDA is not a measure of performance under accounting principles generally accepted in the United States. EBITDA should not be considered a substitute for, and an investor should also consider, net income, cash flow from operations and other measures of performance as defined by accounting principles generally accepted in the United States as an indicator of our profitability or liquidity. EBITDA is often used by shareholders and analysts as an indicator of a company's ability to service debt and fund capital expenditures. We believe it enhances a reader's understanding of our financial condition, results of operations and cash flow because it is unaffected by capital structure and, therefore, enables investors to compare our operating performance to other companies. We understand that our presentation of EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.



    CONTACT: Technitrol, Inc.
             David Stakun, 215/355-2900